Exhibit 99.1

Koppers Holdings Inc. 436 Seventh Avenue Pittsburgh, PA 15219-1800 Tel 412 227 2001 www.koppers.com

News Release

FOR IMMEDIATE RELEASE

For Information:	Quynh McGuire, Vice President, Investor Relations
412 227 2049
McGuireQT@koppers.com

Koppers Holdings Inc. Announces Increase to 2023 Outlook

as Management Prepares to Host Investor Day Today

PITTSBURGH, September 14, 2023 – Koppers Holdings Inc. (NYSE: KOP), an integrated global provider of treated wood products, wood treatment chemicals and carbon compounds, announced that the company is affirming its previous forecast for 2023 sales of approximately $2.1 billion, while increasing both its adjusted earnings before interest, taxes, depreciation and amortization (EBITDA) and adjusted earnings per share (EPS) guidance. Adjusted EBITDA is now anticipated to be in the range of $250 million to $260 million in 2023, compared with $250 million previously and $228.1 million in the prior year. Adjusted EPS is now expected to be in the range of $4.30 to $4.60 per share, compared with $4.40 per share previously and $4.14 per share in the prior year. Koppers remains committed to expanding and optimizing its business and making continued progress on the company’s strategic pillars toward its long-term financial goals.

President and Chief Executive Officer Leroy Ball said, “I’m extremely pleased to affirm my confidence that we will exceed our previously communicated full-year financial guidance. Better-than-expected volume strength for utility poles and residential and industrial wood preservatives, recent pricing actions in our rail business, and a Carbon Materials and Chemicals business that is managing better than expected through sudden market disruptions, all lead me to believe that we can deliver adjusted EBITDA at higher than $250 million. We typically do not update guidance between reporting periods; however, we made an exception because we will be sharing news today that recent results are trending toward another record quarter as well as informing the investment community on our longer-term plan progress. This data represents another proof point that Koppers remains on track to reach our 2025 target of $300 million in adjusted EBITDA.”

Koppers will host an Investor Day today in Chicago, Illinois, beginning at 8:30 a.m. Central Time, or 9:30 a.m. Eastern Time. The presentation will feature an in-depth review of the business as well as an update on the company’s strategic initiatives through 2025. Key speakers will include:

•
Leroy Ball – President and Chief Executive Officer
•
Leslie Hyde – Senior Vice President and Chief Sustainability Officer
•
Jimmi Sue Smith – Chief Financial Officer
•
James Sullivan – Executive Vice President and Chief Operating Officer

Koppers does not provide reconciliations of guidance for adjusted EBITDA or adjusted EPS to comparable GAAP measures, in reliance on the unreasonable efforts exception. Koppers is unable, without unreasonable efforts, to forecast certain items required to develop meaningful comparable GAAP financial measures. These items include, but are not limited to, restructuring and impairment charges, acquisition-related costs, mark-to-market commodity hedging, and LIFO adjustments that are difficult to forecast for a GAAP estimate and may be significant.

The company’s Investor Day event is open to investors and analysts attending either in person or virtually and will include a question-and-answer session following the prepared remarks.

Live Video Webcast and Conference Call

The live video event can be accessed here. In addition, a live audio broadcast will be available toll free by dialing 833-366-1128 in the United States and Canada, or 412-902-6774 for international, Conference ID number 10181084.

Presentation materials will be available at least 15 minutes before the call on www.koppers.com in the Investor Relations section of the company’s website.

An online archive of the webcast and presentation slides will be available after the conclusion of the event and will remain on the company’s website for one year.

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About Koppers

Koppers, with corporate headquarters in Pittsburgh, Pennsylvania, is an integrated global provider of treated wood products, wood treatment chemicals, and carbon compounds. Our products and services are used in a variety of niche applications in a diverse range of end markets, including the railroad, specialty chemical, utility, residential lumber, agriculture, aluminum, steel, rubber, and construction industries. We serve our customers through a comprehensive global manufacturing and distribution network, with facilities located in North America, South America, Australasia, and Europe. The stock of Koppers Holdings Inc. is publicly traded on the New York Stock Exchange under the symbol "KOP."

For more information, visit: www.koppers.com. Inquiries from the media should be directed to Ms. Jessica Franklin Black at BlackJF@koppers.com or 412-227-2025. Inquiries from the investment community should be directed to Ms. Quynh McGuire at McGuireQT@koppers.com or 412-227-2049.

Safe Harbor Statement

Certain statements in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and may include, but are not limited to, statements about sales levels, acquisitions, restructuring, declines in the value of Koppers assets and the effect of any resulting impairment charges, profitability and anticipated expenses and cash outflows. All forward-looking statements involve risks and uncertainties.

All statements contained herein that are not clearly historical in nature are forward-looking, and words such as “outlook,” “guidance,” “forecast,” “believe,” “anticipate,” “expect,” “estimate,” “may,” “will,” “should,” “continue,” “plan,” “potential,” “intend,” “likely,” or other similar words or phrases are generally intended to identify forward-looking statements. Any forward-looking statement contained herein, in other press releases, written statements or other documents filed with the Securities and Exchange Commission, or in Koppers communications and discussions with investors and analysts in the normal course of business through meetings, phone calls and conference calls, regarding future dividends, expectations with respect to sales, earnings, cash flows, operating efficiencies, restructurings, the benefits of acquisitions, divestitures, joint ventures or other matters as well as financings and debt reduction, are subject to known and unknown risks, uncertainties and contingencies.

Many of these risks, uncertainties and contingencies are beyond our control, and may cause actual results, performance or achievements to differ materially from anticipated results, performance or achievements. Factors that might affect such forward-looking statements include, among other things, the impact of changes in commodity prices, such as oil and copper, on product margins; general economic and business conditions; disruption in the U.S. and global financial markets; potential difficulties in protecting our intellectual property; the ratings on our debt and our ability to repay or refinance our outstanding indebtedness as it matures; our ability to operate within the limitations of our debt covenants; potential impairment of our goodwill and/or long-lived assets; demand for Koppers goods and services; competitive conditions; interest rate and foreign currency rate fluctuations; availability and costs of key raw materials; unfavorable resolution of claims against us, as well as those discussed more fully elsewhere in this release and in documents filed with the Securities and Exchange Commission by Koppers, particularly our latest annual report on Form 10-K and any subsequent filings by Koppers with the Securities and Exchange Commission. Any forward-looking statements in this release speak only as of the date of this release, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after that date or to reflect the occurrence of unanticipated events.